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SEPARATION AGREEMENT, WAIVER AND RELEASE

This SEPARATION AGREEMENT, WAIVER AND RELEASE (this “Agreement”) is made as of November 15, 2010 by and between Trevor Hallam (“Employee”) and Palatin Technologies, Inc., a Delaware corporation (the “Company”).  Employee and the Company are sometimes referred to herein collectively as the “Parties” and each individually as a “Party.”

BACKGROUND

WHEREAS, Employee is employed by the Company as Executive Vice President of Research and Development of the Company;

WHEREAS, Employee and the Company have agreed that Employee will resign as Executive Vice President of Research and Development of the Company (“Employment”);

WHEREAS, Employee and the Company are parties to an employment agreement relating to the Employment of Employee with the Company and effective as of the 1st day of July, 2010 (the “Employment Agreement”);

WHEREAS, Employee and the Company do not anticipate that there will be any disputes between them or claims arising out of or related to Employee’s separation from his Employment, but nevertheless desire to ensure an amicable parting and to settle fully and finally any and all disputes and claims that might otherwise arise out of or relate to his Employment and the separation of his Employment; and

WHEREAS, Employee and the Company mutually desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

Section 1.            Separation; Continuing Services.  Employee hereby resigns as Executive Vice President of Research and Development of the Company effective as of December 31, 2010. Employee agrees to provide consulting services to the Company through June 30, 2011, upon the reasonable request of the Company but not to exceed ten (10) hours of services during any calendar month.

Section 2.             Consideration.   In consideration of the execution of this Agreement by Employee and the performance of the terms and conditions contained herein by Employee, the Parties agree to the following:

A.           Compensation.  The Company will pay Employee his normal compensation through December 31, 2010, subject to applicable withholding. In addition, the Company will pay Employee $27,500 per month from January 1, 2011 through June 30, 2011, subject to applicable withholding. Employee will not be entitled to any other continuing compensation payments or any other payments from the Company.

B.           Additional Consideration.  Employee agrees that the consideration set forth above is more than he is legally entitled to and reflects adequate and sufficient consideration for the waiver of any potential claims that he may have arising out of or related to his Employment.

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Section 3.            Relation to Employment Agreement.  For purposes of the Employment Agreement, and notwithstanding consideration provided for in this Agreement, the Parties agree that the termination of Employment shall be considered a termination at the election of the Employee pursuant to Section 4.6 of the Employment Agreement, with the effect as provided in Section 5.2(a) of the Employment Agreement, and that the “Date of Termination”, as such phrase is defined and used in the Employment Agreement, shall be December 31, 2010, and further than the termination of employment shall be “at the election of the Participant” for purposes of the Executive Officer Restricted Stock Unit Agreement between Employee and Company effective as of the 21st day of July, 2010.

Section 4.            Release of Claims. In consideration of the execution of this Agreement by the Company and the performance of the terms and conditions contained herein by the Company, Employee, on behalf of himself and on behalf of his agents, assigns, heirs, executors, personal representatives, and successors, does hereby release and forever discharge the Company and its predecessors, successors, parents, subsidiaries, affiliates, related entities, assigns, stockholders, equity holders, employees, officers, directors, managers, agents, representatives and service providers and each of their respective spouses, employees and affiliates from any and all claims, demands, obligations, liabilities, and causes of action of every nature, known or unknown, contingent or non-contingent, that have existed or exist now and that arise out of, relate to, or are in any way connected with Employee’s Employment, the separation of Employee’s Employment and the Employment Agreement. Employee understands that there are various federal, state, and local laws that prohibit employment discrimination on the basis of, among other things, age, sex, race, color, national origin, religion, and disability, and these laws are enforced by various government agencies. Employee intends to give up any and all rights he may have under these laws. Employee understands that his waiver of claims, demands, obligations, liabilities, and causes of action and his release and discharge as contained in this Agreement includes, but is not limited to, claims for breach of an implied or express employment contract, including but not limited to the Employment Contract, claims for wrongful discharge, claims for race, sex, and age discrimination, claims under the Age Discrimination in Employment Act of 1967, claims under the Older Worker Benefit Protection Act of 1990, claims under the New Jersey Law Against Discrimination, claims under the New Jersey Wage and Hour Law, claims under the Americans with Disabilities Act, claims under Title VII of the Civil Rights Act of 1964, claims under the Fair Labor Standards Act, and any other claims pursuant to any other federal, state, or local law regarding discrimination or employment. Employee, on behalf of himself and on behalf of his agents, assigns, heirs, executors, personal representatives, and successors, does hereby specifically release, discharge, and waive, but not by way of limitation, any claim, demand, obligation, liability, or cause of action based on the theories of wrongful or unjust termination, breach of contract (express or implied), promissory estoppel, breach of fiduciary duty, negligent or intentional conduct, breach of any implied covenant of good faith and fair dealing, defamation, intentional or negligent infliction of emotional distress, and any and all forms of employment discrimination, as well as claims for attorneys’ fees, expenses, and costs related to any of the foregoing. This release specifically includes any and all claims, demands, obligations, liabilities, and/or causes of action for compensatory and/or exemplary damages and/or other relief arising out of, relating to, or in any way connected with Employee’s Employment and the terms and conditions and benefits of Employee’s Employment and the Employment Agreement, including, without limitation, back pay, reinstatement, severance pay, emotional distress, disability and other health benefits, and other fringe benefits, whether or not specifically or particularly described herein. Employee, on behalf of himself and on behalf of his agents, assigns, heirs, executors, personal representatives, and successors, does hereby expressly waive any right or claim of right to assert hereafter that any claim, demand, obligation, liability, and/or cause of action has, through ignorance, oversight, or error, been omitted from the terms and provisions of this Agreement.

Section 5.            Covenant Not To Sue.  Employee, on behalf of himself and on behalf of his agents, assigns, heirs, executors, personal representatives, successors, and attorneys, agrees and covenants

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to forever refrain from instituting, procuring, or prosecuting any action, lawsuit, or proceeding relating to any claims, demands, obligations, liabilities, causes of action, debts, disputes, or controversies that have been or could have been raised arising out of or relating to Employee’s Employment, the separation of Employee’s Employment or the Employment Agreement. Further, Employee agrees, to the extent permitted by law, not to file or pursue any charge with any federal, state, or local agency concerning his affiliation with the Company, or the termination thereof, and agrees not to file or pursue any complaint in any federal, state, or local court against the Company regarding conduct by the Company through the date of this Agreement. This covenant expressly excludes and does not apply to any workers’ compensation rights that may have accrued to Employee during his employment with the Company.

Section 6.            Right to Representation, Time Limits, and Revocation Period.  Employee, in receiving a copy of this Agreement, acknowledges that he has been advised in writing to seek the advice of an attorney of his own choosing before signing this Agreement.  Employee may consider this Agreement for at least twenty-one (21) days from the date he receives this Agreement.  If Employee elects to sign this Agreement in less than twenty-one (21) days, then he is waiving his right to consider this Agreement for up to twenty-one (21) days.  Employee shall also have the right to revoke this Agreement at any time within seven (7) days after the date he has signed it.  To revoke this Agreement, he must cause a signed copy of this Agreement, marked “Revoked,” to be delivered to the Chief Executive Officer of the Company before the end of the seven (7) day period.  The date of signing will mark the beginning of the seven (7) day revocation period.  This Agreement will become effective on the eighth (8th) day after Employee signs it, provided that it has not been revoked before that day.  Employee acknowledges that should he exercise his right to revoke provided under this Section 6, doing so shall render all, and no less than all, of this Agreement’s provisions null and void, notwithstanding the provisions of Section 18.

Section 7.            Confidentiality.

A.           Employee shall keep the facts and circumstances relating to this Agreement in strict confidence, except and only to the extent that Company that discloses the terms or text of this Agreement.

B.           Except for information that is (i) already in the public domain, (ii) publicly disclosed, directly or indirectly, by persons other than Employee who do not have a duty of confidentiality to the Company, or (iii) required by law to be disclosed, Employee will at all times hold in strictest confidence any and all confidential information within his knowledge (whether acquired prior to or during his Employment) concerning the products, processes, services, business, customers, and suppliers of the Company.  Such confidential information includes, without limitation, financial information, products under development, product development plans and strategies, intellectual property, the identity of actual and potential collaboration partners and any agreements or negotiations relating thereto, and technical information.  Any and all other confidentiality, non-disclosure, invention assignment and similar agreements between the Company and Employee (the “Prior Agreements”) shall remain in full force and effect.

Section 8.            Restrictive Covenants.  The Parties agree, and Employee specifically acknowledges, that the Restrictive Covenants provided in Section 7.0 of the Employment Agreement remain in full force and effect, and are incorporated into this Agreement as if set forth herein in full.

Section 9.            Remedies.

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A.           Employee acknowledges that Sections 7 and 8 (including portions incorporated by reference to Prior Agreements or the Employment Agreement) were negotiated at arms’ length with the advice of counsel and are required for the fair and reasonable protection of the Company and that Employee’s obligations and agreements in such Sections will survive any termination of this Agreement.  Employee and the Company further acknowledge and agree that a continued breach of any of such obligations and agreements will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law, and, therefore, Employee and the Company agree that, in the event of any breach of such obligations and agreements, the Company will be entitled to injunctive relief and such other and further relief, including monetary damages, as is proper in the circumstances.

B.           Employee acknowledges that the covenants in Sections 7 and 8 of this Agreement: (i) are reasonably necessary to protect the confidential information, goodwill, trade secrets, and other business interests of the Company; (ii) do not deprive Employee of the means or opportunity for suitably supporting himself and his family or for obtaining employment; (iii) are reasonable in duration and scope; and (iv) will cause Employee no undue hardship.

Section 10.            Return of Property.  Employee represents that he will return to the Company all property in his possession belonging to the Company promptly after the date hereof, including, but not limited to, keys, records, confidential documents (including, but not limited to, documents that would not otherwise be available to the public), equipment, computer disks, and manuals and copies of any of the foregoing.

Section 11.            No Admission of Wrongdoing.  This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing whatsoever against the other Party.

Section 12.            Governing Law; Jurisdiction.  This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of New Jersey without regard to its conflict of laws principles, and the Parties hereby confer exclusive jurisdiction upon a state or federal court in Middlesex County, New Jersey to determine any dispute arising out of or related to this Agreement or the breach hereof.

Section 13.            Entire Agreement.  This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof, other than the Prior Agreements and, to the extent not modified by this Agreement, the Employment Agreement.

Section 14.            Binding Agreement; Assignment.  This Agreement shall be binding upon the Parties and their respective agents, assigns, heirs, executors, personal representatives, and successors. The Company may assign this Agreement without the prior written consent of Employee.  Employee will not assign this Agreement without the prior written consent of the Company, but this Agreement will be binding upon Employee and his agents, assigns, heirs, executors, personal representatives, and successors.

Section 15.            Amendment; Waiver.  This Agreement may not be amended or modified orally but only by an agreement or agreements, in writing, signed by Employee and the Company.  The terms or conditions of this Agreement may be waived only by a written instrument specifically referring to this Agreement, executed by the Party waiving compliance.  The failure of the Company at any time or from time to time to require performance of any of Employee’s obligations or agreements under this Agreement will in no manner affect the Company’s right to enforce any terms or conditions of this Agreement at a subsequent time; and the waiver by the Company of any right arising out of any breach will not be construed as a waiver of any right arising out of any subsequent breach.

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Section 16.            Drafter of Agreement.  No Party hereto, nor any attorney of any Party, shall be deemed the drafter of this Agreement for the purpose of interpreting or construing any of its provisions, and no rule of construction resolving any ambiguity against the drafting party shall be applicable to this Agreement.

Section 17.            Counterparts.  The Parties may execute this Agreement in separate counterparts, each of which will be an original but both of which together will constitute one and the same instrument.

Section 18.            Reformation; Partial Invalidity.  In the event that any of Sections 7 or 8 (or any part thereof, including portions incorporated by reference to Prior Agreements or the Employment Agreement) are found by a court or other adjudicating body of competent jurisdiction to be invalid or unenforceable as against public policy, such court or other adjudicating body will exercise its discretion in reforming such Section to the end that Employee will be subject to such restrictions and obligations as are reasonable under the circumstances and enforceable.  If any term or provision of this Agreement, or the application thereof to any person or circumstance shall, to any extent, be finally adjudicated invalid, inapplicable, or unenforceable, by any court or other adjudicating body of competent jurisdiction, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, inapplicable, or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

Section 19.            Developments.  Employee agrees that all discoveries, inventions, ideas, technology, formulas, designs, software, programs, algorithms, products, systems, applications, processes, procedures, methods, and improvements and enhancements conceived, developed, or otherwise made or created or produced by Employee alone or with others, and in any way relating to the business or any proposed business of the Company or its affiliates of which Employee has been made aware, or the products or services of the Company or its affiliates of which Employee has been made aware, whether or not subject to patent, copyright, or other protection and whether or not reduced to tangible form, at any time during Employee’s employment with the Company or its affiliates (“Developments”), are the sole and exclusive property of the Company.  Employee hereby assigns to the Company, without any further consideration, all of Employee’s right, title, and interest throughout the world in and to all Developments.  Employee agrees that all such Developments that are copyrightable may constitute works made for hire under the copyright laws of the United States and, as such, acknowledges that the Company is the author of such Developments and owns all of the rights comprised in the copyright of such Developments, and Employee hereby assigns to the Company without any further consideration all of the rights comprised in the copyright and other proprietary rights Employee may have in any such Development to the extent that it might not be considered a work made for hire.  None of the Prior Agreements shall be affected by this Section 19 but shall remain in full force and effect in accordance with their terms.

Section 20.            Notices.  Notices must be in writing and sent to the Party’s address forth below by: (A) certified or registered mail, postage prepaid and return receipt requested; (B) commercial overnight courier service; or (C) hand delivery with receipt acknowledged in writing.  All notices shall be deemed given upon the earlier of actual receipt and three (3) business days after being sent under (A) or (B) above or on the day of delivery if hand delivered under (C) above.

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IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first set forth above.

	Palatin Technologies, Inc.		Trevor Hallam

By:	/s/ Stephen T. Wills	By:	/s/ Trevor J. Hallam
	Stephen T. Wills Executive Vice President – Operations and Chief Financial Officer 4-C Cedar Brook Drive Cranbury, NJ 08512		Address: 17 Forest Road Wayne PA 19087